As filed with the Securities and Exchange Commission on August 3, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INTERSIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	59-3590018
(State or incorporation or organization)	(I.R.S. Employer Identification No.)

675 Trade Zone Boulevard

Milpitas, CA 95035

(Address of principal executive offices) (Zip Code)

Xicor, Inc. 1998 Employee Stock Purchase Plan

Xicor, Inc. 1990 Incentive and Non-incentive Stock Option Plan

Xicor, Inc. 1998 Nonstatutory Stock Option Plan

Xicor, Inc. 2002 Stock Option Plan

Xicor, Inc. 2000 Director Option Plan

Xicor, Inc. 1995 Director Option Plan

(Full title of the plan)

Thomas Tokos, Esq.

Vice President, General Counsel and Secretary

Intersil Corporation

675 Trade Zone Boulevard

Milpitas, CA 95035

(Name and address of agent for services)

(949) 341-7000

(Telephone number, including area code, of agent for service)

Copy to:

Christopher G. Karras, Esq.

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, Pennsylvania 19103

(215) 994-4000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Class A Common Stock of Intersil Corporation, par value $.01 per share	$6,578,742	$9.12	$59,998,127	$7,601.76

(1)	Pursuant to that certain Agreement and Plan of Merger dated as of March 14, 2004 (the “Merger Agreement”), by and among the Registrant, New Castle Merger Sub Corp., a California corporation and wholly-owned subsidiary of the LLC (“Merger Sub”), and New Castle Sub LLC, a single member Delaware limited liability company wholly owned by Parent (the “LLC”) and Xicor, Inc., a California corporation (“Xicor”), on July 29, 2004, Xicor was merged with and into Merger Sub and Xicor became a wholly-owned subsidiary of the Registrant. In accordance with the Merger Agreement, all outstanding options under Xicor’s 1990 Incentive and Non-incentive Stock Option Plan, 2002 Stock Option Plan, 2000 Director Option Plan, 1995 Director Option Plan and 1998 Nonstatutory Stock Option Plan and all outstanding purchase rights under Xicor’s 1998 Employee Stock Purchase Plan, have been assumed by the Registrant and are being replaced with options and rights to acquire shares of the Registrant’s Class A Common Stock, the issuance of which shares is being registered hereby. The Registrant expects to issue the following number of shares of its Class A Common Stock in respect of each of the following plans:

Plan	Number of Shares
Xicor, Inc. 1998 Employee Stock Purchase Plan	296,049
Xicor, Inc. 1998 Nonstatutory Stock Option Plan	3,634,901
Xicor, Inc. 1990 Incentive and Non-incentive Stock Option Plan	945,775
Xicor, Inc. 2002 Stock Option Plan	1,482,666
Xicor, Inc. 2000 Director Option Plan	209,691
Xicor, Inc. 1995 Director Option Plan	9,660

(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement is deemed to include additional shares of the Registrant’s Class A Common Stock that become issuable under each of the plans listed above by reason of any stock dividend, stock split, merger, consolidation or other similar transaction effected that results in an increase in the number of the Registrant’s outstanding shares of common stock.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) of the Securities Act of 1933, as amended. Such estimate is based upon the weighted average price at which such options and purchase rights may be exercised, $9.12, multiplied by the total number of securities being registered hereunder and $126.70 per million dollars of such securities.

Part I

Information Required In Section 10(a) Prospectus

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

Part II

Information Required In The Registration Statement

Item 3. Incorporation of Documents by Reference.

The Registrant incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended January 2, 2004 filed with the Commission on March 9, 2004, together with Amendment No. 1 filed June 22, 2004 and Amendment No. 2 filed June 24, 2004.

(b)	Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2004 filed with the Commission on May 12.

Registrant’s Current Reports on Form 8-K filed with the Commission on March 16, 2004, March 19, 2004, April 21, 2004 (Accession number 0001193125-04-066222) and July 29, 2004.

(c)	The description of the Registrant’s Class A Common Stock in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 12, 2004, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.

Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling an Issuer pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

As permitted by the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors’ duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper person benefit. In addition, the Registrant’s By-laws provide for indemnification of the Registrant’s officers and directors to the fullest extent permitted under Delaware law.

The directors and officers of the Registrant are insured against certain liabilities under the Registrant’s directors’ and officers’ liability insurance. The foregoing summary of the Delaware General Corporation Law and of the Amended and Restated Certificate of Incorporation and By-laws of the Registrant is qualified in its entirety by reference to the relevant provisions of the Delaware General Corporation Law and of the Registrant’s Amended and Restated Certificate of Incorporation and By-laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Incorporated by reference to the Exhibit Index following the signature page(s) of this Registration Statement.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California on the 3rd day of August, 2004.

INTERSIL CORPORATION

By:	/s/ Richard M. Beyer
Richard M. Beyer
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard M. Beyer, Daniel J. Heneghan and Thomas Tokos, each his attorney-in-fact and agent, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement, and to file with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard M. Beyer Richard M. Beyer	President, Chief Executive Officer and Director (Principal Executive Officer)	August 3rd, 2004

/s/ Daniel J. Heneghan Daniel J. Heneghan	Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	August 3rd, 2004

/s/ Gregory L. Williams Gregory L. Williams	Chairman and Director	August 3rd, 2004

/s/ Robert W. Conn Robert W. Conn	Director	August 3rd, 2004

/s/ James V. Diller James V. Diller	Director	August 3rd, 2004

/s/ Gary E. Gist Gary E. Gist	Director	August 3rd,2004

/s/ Jan Peeters Jan Peeters	Director	August 3rd, 2004

/s/ Robert N. Pokelwaldt Robert N. Pokelwaldt	Director	August 3rd, 2004

/s/ James A. Urry James A. Urry	Director	August 3rd, 2004

Exhibit Index

Exhibit Number	Description

4.01	Amended and Restated Certificate of Incorporation of Intersil (incorporated by reference to Exhibit 3.01 to the Annual Report on Form 10-K filed by the Registrant on March 9, 2004).

4.02	Restated bylaws of Intersil (incorporated by reference to Exhibit 3.02 to the Annual Report on Form 10-K filed by the Registrant on March 9, 2004).

4.03	Specimen Certificate of Intersil’s Class A Common Stock (incorporated by reference to Exhibit 4.01 to Amendment No. 2 to the Registration Statement on Form S-1 (Registration Number 333-95199), filed by the Registrant on February 18, 2000).

4.04	Amended and Restated Registration Rights Agreement, dated as of August 29, 2003, by and among Intersil and American Stock Transfer and Trust Co. (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form 8-A, filed by the Registrant on May 12, 2004).

5.01	Opinion of Dechert as to the legality of the securities being registered.

23.01	Consent of Dechert (included as part of its opinion filed as Exhibit 5.01 and incorporated herein by reference).

23.02	Consent of Ernst & Young LLP, Independent Registered Certified Public Accountants.

24.01	Power of Attorney (included on signature page(s) of this registration statement and incorporated herein by reference).

99.01	Xicor, Inc. 1998 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.11 to Xicor’s Annual Report on Form 10-K for the year ended December 31, 1998).

99.02	Xicor, Inc. 1998 Nonstatutory Stock Option Plan (as Amended and Restated March 28, 2002) with form of stock option agreement (incorporated by reference to Exhibit 4.1 to Xicor’s Form S-8 Registration Statement Number 333-102673 on January 23, 2003).

99.03	Xicor, Inc. 1990 Incentive and Non-Incentive Stock Option Plan (as Amended and Restated March 16, 2001) (incorporated by reference to Exhibit 4.2 to Xicor’s Form S-8 Registration Statement Number 333-81370 on January 25, 2002).

99.04	Xicor, Inc. 2002 Stock Option Plan, with form of Stock Option Agreement (incorporated by reference to Exhibit 4.2 to Xicor’s Form S-8 Registration Statement Number 333-102673 on January 23, 2003).

99.05	Xicor, Inc. 2000 Director Option Plan (as Amended and Restated March 16, 2001) with form of Stock Option Agreement (incorporated by reference to Exhibit 4.3 to Xicor’s Form S-8 Registration Statement Number 333-81370 on January 25, 2002).

99.06	Xicor, Inc. 1995 Director Option Plan (incorporated by reference to Exhibit 10.9 to Xicor’s Form 10-K Annual Report for period ending December 31, 1995.)